As filed with the Securities and Exchange Commission on October 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIMKENSTEEL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	46-4024951
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1835 Dueber Ave., S.W., Canton, Ohio	44706-2798
(Address of Principal Executive Offices)	(Zip Code)

TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan

(Full title of the plan)

Frank A. DiPiero

Executive Vice President, General Counsel and Secretary

1835 Dueber Ave., S.W.

Canton, Ohio 44706-2798

(Name and address of agent for service)

(330) 471-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, without par value	4,300,000 (1)(2)	$11.18 (3)	$48,074,000(3)	$5,571.78

(1)	Represents common shares, without par value (“Common Shares”), of TimkenSteel Corporation (the “Registrant”) issuable pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan (the “Plan”) being registered hereon.
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices for the Common Shares as reported on the New York Stock Exchange on October 24, 2016.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by TimkenSteel Corporation (“TimkenSteel” or the “Company”) to register an additional 4,300,000 Common Shares pursuant to the Plan for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-197078) filed by the Registrant on June 27, 2014, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Shares being offered under this Registration Statement has been passed upon for the Company by Frank A. DiPiero, Executive Vice President, General Counsel and Secretary of the Company. Mr. DiPiero is a participant in the Plan and, subject to the terms of the Plan, is eligible to receive awards under the Plan. As of October 28, 2016, Mr. DiPiero beneficially owned 7,738 Common Shares.

Item 6.	Indemnification of Directors and Officers.

Our regulations provide that we will indemnify, to the fullest extent permitted by law, any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of us, or is or was serving at our request as a director, trustee or officer of another corporation, domestic or foreign, non-profit or for-profit, partnership, joint venture, trust or other enterprise. We will not be required to indemnify any person with respect to any action, suit or proceeding that was initiated by that person unless the action, suit or proceeding was initiated to enforce any rights to indemnification under our regulations and the person is formally adjudged to be entitled to indemnity. The indemnification obligation provided in our regulations is not exclusive of any other rights to which those seeking indemnification may be entitled under any law, the articles of incorporation or any agreement, vote of shareholders or of disinterested directors or otherwise, both as to action in official capacities and as to action in another capacity while he is our director or officer and shall continue as to a person who has ceased to be a director, trustee or officer and shall inure to the benefit of the heirs, executors and administrators of that person.

Our regulations also permit us to purchase and maintain insurance on behalf of any persons that we are required to indemnify under the regulations against any liability asserted against and incurred by that person, in their status or capacity as a party we must indemnify, whether or not we would have the power to indemnify such person against such liability. We may also, to the fullest extent permitted by law, enter into an indemnification agreement with any persons that we are required to indemnify under the regulations.

We have entered into contracts with some of our directors and officers to indemnify them against many of the types of claims that may be made against them. We also maintain insurance coverage for the benefit of directors and officers with respect to many types of claims that may be made against them, some of which may be in addition to those described in the regulations.

Section 1701.13 of the Ohio Revised Code, or Section 1701.13, generally permits indemnification of any director, officer or employee with respect to any proceeding against any such person provided that: (a) such person acted in good faith, (b) such person reasonably believed that the conduct was in or not opposed to the best interests of the corporation, and (c) in the case of criminal proceedings, such person had no reasonable cause to believe that the conduct was unlawful. Indemnification may be made against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by such person in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may be made only against actual and reasonable expenses (including attorneys’ fees) and may not be made with respect to any proceeding in which the director, officer or employee has been adjudged to be liable to the corporation, except to the extent that the court in which the proceeding was brought shall determine, upon application, that such person is, in view of all the circumstances, entitled to indemnity for such expenses as the court shall deem proper. To the extent that a director, officer or employee is successful on the merits or otherwise in defense of the proceeding, indemnification is required. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the director, officer or employee did not meet the standard of conduct required for indemnification to be permitted.

Section 1701.13 further provides that indemnification thereunder may not be made by the corporation unless authorized after a determination has been made that such indemnification is proper, with that determination to be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors not parties to the proceedings; (b) if such a quorum is not obtainable, or, even if obtainable, but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; (c) by the shareholders; or (d) by the court in which the proceeding was brought. However, a director (but not an officer, employee or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Finally, Section 1701.13 provides that indemnification or advancement of expense provided by that Section is not exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or regulations or any agreement, vote of shareholders or disinterested directors or otherwise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of TimkenSteel Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 13, 2014, File No. 001-36313).

4.2	Code of Regulations of TimkenSteel Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on May 15, 2014, File No. 001-36313).

4.3	TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan.

5.1	Opinion of Frank A. DiPiero, Executive Vice President, General Counsel and Secretary of TimkenSteel Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Frank A. DiPiero (included in Exhibit 5.1).

24.1	Powers of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canton, State of Ohio, on October 28, 2016.

TIMKENSTEEL CORPORATION

By:	/s/ Frank A. DiPiero
Name:	Frank A. DiPiero
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 28, 2016.

Signature	Title

*	Chairman, Chief Executive Officer and President (Principal Executive Officer) and Director
Ward J. Timken, Jr.

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Christopher J. Holding

*	Vice President, Corporate Controller and Investor Relations (Principal Accounting Officer)
Tina M. Beskid

*	Director
Joseph A. Carrabba

*	Director
Phillip R. Cox

*	Director
Diane C. Creel

*	Director
Terry L. Dunlap

*	Director
Randall H. Edwards

*	Director
Donald T. Misheff

*	Director
John P. Reilly

*	Director
Ronald A. Rice

*	Director
Randall A. Wotring

*	This Registration Statement has been signed on behalf of the above officers and directors by Frank A. DiPiero, as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Frank A. DiPiero
Name:	Frank A. DiPiero
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of TimkenSteel Corporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on June 13, 2014, File No. 001-36313).

4.2	Code of Regulations of TimkenSteel Corporation (incorporated by reference to Exhibit 3.2 of Amendment No. 3 to the Company’s Registration Statement on Form 10 filed on May 15, 2014, File No. 001-36313).

4.3	TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan.

5.1	Opinion of Frank A. DiPiero, Executive Vice President, General Counsel and Secretary of TimkenSteel Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Frank A. DiPiero (included in Exhibit 5.1).

24.1	Powers of Attorney.